EX-99.B.4.68

                               Contract Schedule I
                                    Level [A]
                               Accumulation Period

Separate Account
--------------------------------------------------------------------------------

Separate Account:

              Variable Annuity Account C

Charges to Separate Account:

              A daily charge is deducted from any portion of the Current Value allocated to the Separate Account. The charge is determined by the expenses of administration and the value of total assets held by Aetna under this Contract and other Aetna contracts of the same class, on each anniversary date of this Contract. The daily charge for Annuity mortality and expense risk and profit (M & E) will be adjusted (up or down) no less often than annually to reflect changes in the Current Value of all Plan accounts. The charge will include a daily administrative charge which will not exceed [0.25%] on an annual basis.


                            Total Assets                       M & E                Administrative Charge
                                                      (annual effective rate)      (annual effective rate)
                -----------------------------------------------------------------------------------------------
                       Less than        $ 500,000                1.25%                       0.25%

                         500,000  -     1,000,000                1.25%                       0.25%

                       1,000,001  -     5,000,000                1.25%                       0.25%

                       5,000,001  -    15,000,000                1.25%                       0.25%

                    Greater than       15,000,000                1.25%                       0.25%

              Initial charges will be based on Aetna's estimated expenses of administration and year end asset level for the Contract Holder.

Fixed Plus Account
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Minimum Guaranteed Interest Rate:

              [3%] (effective annual rate of return).

              Beginning on the [tenth] anniversary of the effective date of an Individual Account, Aetna will credit amounts with an interest rate that is at least [0.25%] higher than the then declared interest rate for Individual Accounts before the [tenth] anniversary.

Partial Withdrawal:

              The [20%] annual limit applicable to a partial withdrawal from the Fixed Plus Account will be waived when the withdrawal is:

              a) Due to the Participant's death (within [six (6)] months of the Participant's date of death), before Annuity benefit payments begin; or


A020RV95(1/98)
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              b)  Used to purchase Annuity benefits.

Full Withdrawal:

              The Payment of Fixed Plus Account Full Withdrawal provision will be waived when the withdrawal is:

              a) Due to the Participant's death before Annuity payments begin and request for payment is received within six (6) months after the Participant's date of death;

              b)  Used to purchase Annuity benefits; or

              c) When the amount in the Fixed Plus Account is $3,500 or less and no amount has been surrendered, transferred, taken as a loan or used to purchase Annuity benefits during the prior 12 months.

Guaranteed Accumulation Account (GA Account)
--------------------------------------------------------------------------------


Minimum Guaranteed Interest Rate:

              [3%] (effective annual rate of return).

Separate Account and GA Account
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Withdrawal Fee:

              Length of Time from Individual
              Account(s) Effective Date (Years)                 Withdrawal Fee
              Fewer than 5                                            5%

              5 or more, but fewer than 7                             5%

              7 or more, but fewer than 9                             5%

              9 or more, but fewer than 10                            5%

              10 or more                                              5%


              The Withdrawal Fee will not be deducted from any portion of the Individual Account(s) Current Value which is paid:

              o   Due to the Participant's death before Annuity payments begin;

              o   Used to purchase Annuity benefits;

              o Due to the election of the Estate Conservation Option (ECO) or the Systematic Withdrawal Option (SWO) (see Section IV);

              o In an amount equal to or less than [10%] of the Individual Account(s) Current Value, as part of the first partial withdrawal request in a calendar year to a Participant who is at least age 59-1/2 and less than 70-1/2. The Individual Account(s) Current Value is calculated as of the date the partial withdrawal request is received in good order at Aetna's Home Office. Any outstanding loans from the Individual Account(s) are excluded when calculating the Individual Account(s) Current Value. This provision does not apply to partial withdrawal due to loan defaults made from the Individual Account(s) and does not apply to full withdrawal requests. This provision may not be exercised if SWO is elected;
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              o   When the Individual Account(s) Current Value is [$3,500] or
                  less and no amount has been withdrawn, taken as a loan or used to purchase Annuity benefits during the prior [12] months;

              o To relieve a Participant's "financial hardship," as may be allowed for annuity contracts under Section 403(b) of the Code or other applicable Internal Revenue Service rules or regulations; or

              o On account of a Participant's separation from service. The Participant must submit documentation satisfactory to Aetna to confirm that the he/she is no longer providing services to the employer.

              o Due to a transfer of the Individual Account Current Value to another retirement product offered by the Company under the Contract Holder's Plan under various conditions as agreed to by us and by the Contract Holder in writing.

              The withdrawal fee will never exceed 8.5% of the total Contributions made to the Individual Account(s).

Separate Account, GA Account and Fixed Plus Account
--------------------------------------------------------------------------------

Transfers:

              An unlimited number of Transfers may be made during the Accumulation Period.

Maintenance Fee:

              An annual Maintenance Fee may be charged, as determined by the [expenses of administration and the] value of total assets held by Aetna under this Contract and other Aetna contracts of the same class, on each anniversary date of this Contract. The Maintenance Fee may go up or down each year. Where applicable, the Maintenance Fee will be charged for each Participant in the Contract.



                            Total Assets                    Maintenance Fee
                --------------------------------------------------------------------
                       Less than         $500,000                 $25.00

                         500,000  -     1,000,000                 $25.00

                       1,000,001  -     5,000,000                 $25.00

                       5,000,001  -    15,000,000                 $25.00

                    Greater than       15,000,000                 $25.00


              Initial charges will be based on Aetna's estimated [expenses of administration and estimated] year end asset level for the Contract Holder.



Systematic Withdrawal Option (SWO):

              The Specified Payment or Specified Percentage may not be greater than [20%] of the Individual Account's Current Value at the time of election. The Specified Period may not be less than [5] years.
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Loan Interest Rate:

              a) Plans subject to Title I of the Employee Retirement Income Security Act of 1974 (ERISA): A Loan Interest Rate is set on the first business day of each month. For each loan, the initial Loan Interest Rate is equal to the Monthly Average Corporates for the calendar month beginning two months before the calendar month in which the Loan Effective Date occurs. The initial Loan Interest Rate is effective for a period of not less than three months and not more than one year. The period is specified in the loan agreement. For each period, the Loan Interest Rate is adjusted if the new rate is at least [0.5%] higher or lower than the previous rate. The Participant will receive reasonable notification of any change to the Loan Interest Rate.

              b)  Plans not subject to ERISA: [6%] on an annual basis.


              See Section I. - DEFINITIONS for explanations.
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A02DRV95(1/98)